Exhibit 4.2
AMENDMENT NO. 1 TO RENEWAL RIGHTS AGREEMENT
This AMENDMENT NO. 1 TO RENEWAL RIGHTS AGREEMENT (this “Amendment”) is dated as of January 5, 2018 and amends that certain Renewal Rights Agreement dated as of December 11, 2007 (the “Rights Agreement”), by and between Enterprise Bancorp, Inc., a Massachusetts corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Rights Agreement.
W I T N E S S E T H
WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, pursuant to which, among other things, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock of the Company outstanding as of the Close of Business on the Record Date;
WHEREAS, Section 26 of the Rights Agreement provides, in part, that the Company and the Rights Agent may, from time to time, supplement or amend any provision of the Rights Agreement as the Company may deem necessary or desirable without the approval of any holders of shares of Common Stock of the Company; and
WHEREAS, the Board of Directors of the Company has determined in its good faith business judgment that the amendments to the Rights Agreement and the exhibits thereto set forth herein are desirable and in the best interests of the Company and its stockholders, and, in accordance with Section 26 of the Rights Agreement, has duly authorized such amendments to the Rights Agreement and the exhibits thereto.
NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Amendments to Rights Agreement and Exhibits Thereto.

(a)The definition of “Final Expiration Date” in Section 1 of the Rights Agreement is hereby amended so that the reference to “January 13, 2018” is replaced with “January 13, 2028.”

(b)The form of legend in Section 3(c) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Renewal Rights Agreement between Enterprise Bancorp, Inc. (the “Company”) and Computershare Trust Company, N.A. (or any successor rights agent (the “Rights Agent”) dated as of December 11, 2007, as amended by that certain Amendment No. 1 to Renewal Rights Agreement dated as of January 5, 2018, and as it may from time to time be further amended or supplemented (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge, promptly after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights beneficially owned (as such term is defined in the Rights Agreement) by any Person who is, was or becomes an Acquiring Person, or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void. The Rights shall not be exercisable, and shall be void so long as held, by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights in such jurisdiction shall not have been obtained or be obtainable.
(c)Section 7(b) of the Rights Agreement is hereby amended so that the reference to “$52.00” is replaced with “$122.50.”

(d)The Terms of Series A Junior Participating Preferred Stock, attached to the Rights Agreement as Exhibit A, is hereby amended and restated in its entirety as set forth on Appendix A to this Amendment.

(e)The Summary of Rights to Purchase Shares of Series A Junior Participating Preferred Stock, attached to the Rights Agreement as Exhibit B, is hereby amended and restated in its entirety as set forth on Appendix B to this Amendment.

(f)The Form of Rights Certificate, attached to the Rights Agreement as Exhibit C, is hereby amended and restated in its entirety as set forth on Appendix C to this Amendment.

2.Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. Except as specifically modified by this Amendment, the Rights Agreement shall continue in full force and effect.

3.Successors. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

4.Severability. If any term or other provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.

5.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

6.Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Renewal Rights Agreement to be duly executed, all as of the day and year first above written.

ENTERPRISE BANCORP, INC.

By:     /s/ James A. Marcotte
Name:    James A. Marcotte
Title:    Chief Financial Officer
Attest:

By: /s/ Michael A. Spinelli
Michael A. Spinelli

COMPUTERSHARE TRUST COMPANY, N.A.

By:     /s/ Dennis V. Moccia
Name:     Dennis V. Moccia
Title: Manager, Contract Administration
Attest: /s/ James Walsh

By: James Walsh
AVP Relationship Management

[Signature Page to Amendment No. 1 to Renewal Rights Agreement]

APPENDIX A

ENTERPRISE BANCORP, INC.
AMENDED AND RESTATED
TERMS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
The following is a statement of the terms (including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption) of the Series A Junior Participating Preferred Stock, par value $.01 per share, of Enterprise Bancorp, Inc. (the “Company”):
1.Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Shares” and the number of shares constituting such series shall be 200,000.

2.Dividends and Distributions.
(a)Subject to the prior and superior rights of the holders of any shares of any series of shares of preferred stock (generally, “Preferred Shares”) ranking prior and superior to the Series A Junior Participating Preferred Shares with respect to dividends (if any), the holders of Series A Junior Participating Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors of the Company (the “Board”) out of funds legally available for the purpose, dividends payable in cash at such times as dividends, other than dividends payable in Common Shares (as defined herein), are paid by the Company to holders of shares of the common stock, par value $0.01 per share, of the Company (the “Common Shares”), commencing on the first date on which such a dividend is paid by the Company to the holders of the Common Shares following the first issuance of a Series A Junior Participating Preferred Share or fraction thereof. Each such dividend payable on the Series A Junior Participating Preferred Shares shall be in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared by the Board and then payable on the Common Shares. In the event the Company shall at any time after December 11, 2007 (the “Rights Declaration Date”) (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(b)The Board shall declare a dividend or distribution on the Series A Junior Participating Preferred Shares as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares).

(c)Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Shares from the date of issue of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Junior Participating Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 70 days prior to the date fixed for the payment thereof.

3.Voting Rights. The holders of Series A Junior Participating Preferred Shares shall have the following voting rights:

(a)Subject to the provision for adjustment hereinafter set forth, each Series A Junior Participating Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company. In the event that the Board shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(b)Except as otherwise provided herein or by law, the holders of Series A Junior Participating Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(c)(i) If at any time dividends on any Series A Junior Participating Preferred Shares shall be in arrears, the occurrence of such contingency shall mark the beginning of a period (a “Default Period”) which shall extend until such time when all accrued and unpaid dividends for all previous dividend periods and for the current dividend period on all Series A Junior Participating Preferred Shares then outstanding shall have been declared and paid or set apart for payment. During each Default Period, all holders of Preferred Shares (including holders of the Series A Junior Participating Preferred Shares) with dividends in arrears, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

(ii)During any Default Period, such voting right of the holders of Series A Junior Participating Preferred Shares may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at an annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Shares, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of Preferred Shares outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Shares shall not affect the exercise by the holders of Preferred Shares of such voting right. At any meeting at which the holders of Preferred Shares shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect Directors to fill up to two (2) vacancies, if any, in the Board or, if such right is exercised at an annual meeting, to elect two (2) Directors. The holders of Preferred Shares shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them at any special meeting of two (2) Directors. After the holders of Preferred Shares shall have exercised their right to elect Directors in any Default Period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Shares as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Shares, if any.

(iii)Unless the holders of Preferred Shares shall, during an existing Default Period, have previously exercised their right to elect Directors, the Board may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of Preferred Shares outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Shares, which meeting shall thereupon be called by the Board, the Chairman or the Chief Executive Officer of the Company. The Secretary of the Company shall give notice of such meeting and of any annual meeting at which holders of Preferred Shares are entitled to vote pursuant to this paragraph (c)(iii) to each holder of record of Preferred Shares by mailing a copy of such notice to him at his last address as the same appears on the books of the Company. Such meeting shall be called for a time not earlier than fifteen (15) days and not later than sixty (60) days after such order or request. If such meeting is not called within sixty (60) days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of Preferred Shares outstanding. Notwithstanding the provisions of this paragraph (c)(iii), no such special meeting shall be called during the period within sixty (60) days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv)In any Default Period, the holders of Common Shares shall continue to be entitled to elect the whole number of Directors of the Company until the holders of Preferred Shares shall have exercised their rights to elect two (2) Directors voting as a class, after the exercise of which right, (X) the Directors so elected by the holders of Preferred Shares shall continue in office until their successors shall have been elected by such holders or until the expiration of the Default Period, and (Y) any vacancy in the Board shall (except as provided in paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of capital stock of the Company (i.e., the Common Shares or the Preferred Shares) which elected the Directors whose office shall have become vacant. References in this paragraph (c) to Directors elected by the holders of a particular class of the capital stock of the Company shall include Directors elected by such Directors to fill vacancies as provided in clause (Y) of the foregoing sentence.

(v)Immediately upon the expiration of a Default Period, (X) the right of the holders of Preferred Shares as a class to elect Directors shall cease, (Y) the term of any Directors elected by the holders of Preferred Shares as a class shall terminate, and (Z) the number of Directors shall be such number as may be provided for in the Articles of Organization, as may then be amended or restated and in effect, or the By‑Laws of the Company, irrespective of any increase made pursuant to the provisions of paragraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law, or in the Articles of Organization, as may be amended or restated from time to time, or the By-Laws of the Company). Any vacancies in the Board effected by the provisions of clauses (Y) and (Z) in the preceding sentence may be filled by a majority of the remaining Directors.

(d)    Except as set forth herein, holders of Series A Junior Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

4.Certain Restrictions.
(a)Whenever dividends or other distributions payable on the Series A Junior Participating Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Junior Participating Preferred Shares outstanding shall have been paid in full, the Company shall not:
(i)declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of capital stock of the Company ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Shares;

(ii)declare or pay dividends on or make any other distributions on any shares of capital stock of the Company ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares except dividends paid ratably on the Series A Junior Participating Preferred Shares and all such parity shares of capital stock of the Company on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares of capital stock are then entitled;

(iii)redeem or purchase or otherwise acquire for consideration shares of capital stock of the Company ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares provided that the Company may at any time redeem, purchase or otherwise acquire any such parity shares of capital stock in exchange for any shares of capital stock ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Shares;

(iv)purchase or otherwise acquire for consideration any Series A Junior Participating Preferred Shares, or any shares of capital stock of the Company ranking on a parity with the Series A Junior Participating Preferred Shares, except pursuant to Section 8 hereof or in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes of shares of capital stock of the Company.

(b)The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of capital stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.Reacquired Shares. Any Series A Junior Participating Preferred Shares, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

6.Liquidation, Dissolution or Winding Up.
(a)Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of capital stock of the Company ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Shares, unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received Twelve Thousand Two Hundred Fifty and 00/100 Dollars ($12,250.00) per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Liquidation Preference”). Following the payment of the full amount of the Liquidation Preference, no additional distributions shall be made to the holders of Series A Junior Participating Preferred Shares, unless, prior thereto, the holders of Common Shares shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalization with respect to the Common Shares) (such number in clause (ii) immediately above being referred to as the “Adjustment Number”). Subject to the rights of any other series of Preferred Shares then outstanding, if any, following the payment of the full amount of the Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Shares and Common Shares, respectively, holders of Series A Junior Participating Preferred Shares and holders of shares of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Series A Junior Participating Preferred Shares and Common Shares, on a per share basis, respectively.

(b)In the event, however, that there are not sufficient assets available to permit payment in full of the Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank on a parity with the Series A Junior Participating Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity Preferred Shares (including the Series A Junior Participating Preferred Shares) in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment after satisfaction of the liquidation preferences of all series of Preferred Shares, if any, then such remaining assets shall be distributed ratably to the holders of Common Shares.

(c)In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

7.Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the Series A Junior Participating Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of shares, securities, cash or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding

Common Shares or (iii) combine the outstanding Common Shares into a smaller number of Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Junior Participating Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

8.Redemption. The Series A Junior Participating Preferred Shares shall not be redeemable.

9.Ranking. The Series A Junior Participating Preferred Shares shall rank junior to all other series of the Company’s Preferred Shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

10.Amendment. At such time as Series A Junior Participating Preferred Shares are outstanding, the Articles of Organization of the Company shall not be amended, nor shall any Articles of Amendment thereto, including without limitation any amendment establishing a series or class of stock pursuant to Section 6.02 of Chapter 156D of the Massachusetts General Laws, be filed with the Massachusetts Secretary of State or otherwise amended, in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series A Junior Participating Preferred Shares voting separately as a class.

11.Fractional Shares. Series A Junior Participating Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of a holder of Series A Junior Participating Preferred Shares.

APPENDIX B

AMENDED AND RESTATED
SUMMARY OF RIGHTS TO PURCHASE
SHARES OF SERIES A JUNIOR
PARTICIPATING PREFERRED STOCK

On December 11, 2007, the Board of Directors of Enterprise Bancorp, Inc. (the “Company”) declared a dividend distribution of one right (“Right”) for each of the Company’s outstanding shares of common stock, par value $.01 per share (the “Common Stock”), to holders of record of the Common Stock at the close of business on January 13, 2008. On January 3, 2018, the Board of Directors of the Company extended the terms of the Rights (the “Amendment No. 1”). The description and terms of the Rights, as so amended, are set forth in that certain Renewal Rights Agreement by and between the Company and Computershare Trust Company, N.A., as Rights Agent, as amended by the Board of Directors of the Company on January 3, 2018 (the “Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.
Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of preferred stock, par value $.01 per share, of the Company (the “Preferred Stock”) or in certain circumstances, to receive cash, property, shares of Common Stock or other securities of the Company, at a purchase price of $122.50 per one one-hundredth of a share of Preferred Stock (the “Purchase Price”), subject to adjustment.
The Rights are attached to all certificates representing the shares of the Common Stock and no separate Rights Certificates have been distributed as of the date of this Summary of Rights. The Rights will separate from the shares of Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days (or such later date as the Company’s Board of Directors may determine before a Distribution Date occurs) following a public announcement by the Company that a person or group of affiliated or associated persons, with certain exceptions (an “Acquiring Person”), has acquired, or has obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Common Stock (the date of such announcement being the “Stock Acquisition Date”) or (ii) 10 business days (or such later date as the Company’s Board of Directors may determine before a Distribution Date occurs) following the publication or commencement of a tender offer or an exchange offer that would result in a person becoming an Acquiring Person.
Until the Distribution Date, (i) the Rights will be evidenced by the certificates for shares of Common Stock and will be transferred with and only with such Common Stock certificates, (ii) Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificates.
The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 13, 2028, unless earlier redeemed, exchanged or otherwise rescinded by the Company as described below.
As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of shares of the Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights.

In the event (a “Flip-In Event”) a person becomes an Acquiring Person (except pursuant to a tender or an exchange offer for all outstanding shares of Common Stock at a price and on terms that are accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock held by persons other than such Acquiring Person or any affiliates or associates of such Acquiring Person (an “accepted offer”)), each holder of a Right will thereafter have the right to receive, upon exercise of such Right and in lieu of shares of Preferred Stock, shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights will not be exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.
For example, at an exercise price of $122.50 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following a Flip-In Event would entitle its holder to purchase $245.00 worth of shares of Common Stock (or other consideration, as noted above) for $122.50. Assuming that the shares of Common Stock had a Current Market Price of $49.00 at such time, the holder of each valid Right would be entitled to purchase five (5) shares of Common Stock for $122.50.
In the event (a “Flip-Over Event”) that, at any time on or after the Stock Acquisition Date, (i) the Company shall take part in a merger or other business combination transaction (other than certain mergers that follow an accepted offer) and the Company shall not be the surviving entity or (ii) the Company shall take part in a merger or other business combination transaction in which the shares of Common Stock are changed or exchanged (other than certain mergers that follow an accepted offer) or (iii) 50% or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided, as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right.
The Purchase Price payable and the number of shares of Preferred Stock (or the amount of cash, property or other securities) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a share dividend on, or a subdivision, combination or reclassification of, the shares of Preferred Stock, (ii) if holders of the shares of Preferred Stock are granted certain rights or warrants to subscribe for shares of Preferred Stock or convertible securities at less than the Current Market Price of the Preferred Stock or (iii) upon the distribution to holders of shares of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).
With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional shares of the Preferred Stock upon the exercise of any Right or Rights. In lieu thereof, a cash payment may be made, as provided in the Rights Agreement.
At any time until 10 business days following the Stock Acquisition Date (or such later date as may be determined by the Company’s Board of Directors, so long as such determination is made prior to the expiration of such 10-business day period), the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of the Company, in cash, shares of Common Stock or other consideration as the Board of Directors may determine. Immediately upon the effectiveness of the action of the Company’s Board of Directors ordering redemption of the Rights, the

Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price.
Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income upon the occurrence of either a Flip-In Event or a Flip-Over Event as described above.
The terms of the Rights, including without limitation the date on which the Rights expire, may be amended by the Board of Directors of the Company and the Rights Agent at any time prior to the Distribution Date. Thereafter, the provisions of the Rights Agreement may be amended by the Board of Directors and the Rights Agent only in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person and certain other related parties) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.
A copy of the Rights Agreement and the Amendment No. 1 to the Rights Agreement have been filed with the Securities and Exchange Commission (the “SEC”) as exhibits to Current Reports on Form 8-K on December 13, 2007 and January 11, 2018, respectively. Copies of the Rights Agreement and the Amendment No. 1 to the Rights Agreement are available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment No. 1 to the Rights Agreement, which are incorporated herein by reference.

APPENDIX C

[Form of Amended and Restated Rights Certificate]
Certificate No. R-                                            Rights
NOT EXERCISABLE AFTER JANUARY 13, 2028 OR EARLIER IF REDEEMED OR OTHERWISE RESCINDED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $0.01 PER RIGHT ON THE TERMS SET FORTH IN THAT CERTAIN RENEWAL RIGHTS AGREEMENT DATED AS OF DECEMBER 11, 2007, AS AMENDED BY THAT CERTAIN AMENDMENT NO. 1 TO RENEWAL RIGHTS AGREEMENT DATED AS OF JANUARY 5, 2018 (THE “RIGHTS AGREEMENT”). UNDER CERTAIN CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON, OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID. [THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON. ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF SUCH AGREEMENT.](() The portion of the legend in brackets shall be inserted only if applicable and shall replace the preceding sentence.)
Rights Certificate
ENTERPRISE BANCORP, INC.
This certifies that , or his or her registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Renewal Rights Agreement dated as of December 11, 2007, as amended by that certain Amendment No. 1 to Renewal Rights Agreement dated as of January 5, 2018 (the “Rights Agreement”), by and between Enterprise Bancorp, Inc., a Massachusetts corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), to purchase from the Company at any time prior to 5:00 P.M. (New York City time) on January 13, 2028 at the office or offices of the Rights Agent designated for such purpose, or at the office or offices of its successor(s) as Rights Agent, one one-hundredth of a fully paid, nonassessable share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”) or, under the circumstances described in the Rights Agreement, to receive cash, property, shares of common stock, par value $0.01 per share (the “Common Stock”), or other securities of the Company, at a purchase price of $122.50 (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed.
Upon the occurrence of a Section 11(a)(ii) Event (as such term is defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are beneficially owned by (i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person (as such terms are defined in the Rights Agreement), which is determined to have been involved in, caused or facilitated such Section 11(a)(ii) Event, (ii) a transferee of any such Acquiring Person, Associate or Affiliate who becomes a transferee after such Acquiring Person, Associate or Affiliate becomes such or (iii) under certain circumstances specified in the Rights Agreement, a transferee of any such Acquiring Person, Associate or Affiliate who becomes a transferee prior to or concurrently with such Acquiring Person becoming such, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii) Event.
__________________________
(1) The portion of the legend in brackets shall be inserted only if applicable and shall replace the preceding sentence.

As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Preferred Stock (or the amount of cash, property, Common Stock or other securities) deliverable upon such exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events, including those events specified in Section 11(a)(ii) and Section 13 of the Rights Agreement.
This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the office or offices of the Rights Agent designated for such purpose and are also available upon written request to the Rights Agent.
This Rights Certificate, with or without other Rights Certificates, upon surrender at the office or offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of shares of Preferred Stock as the Rights evidenced by the Rights Certificate or Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.
Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at a redemption price of $0.01 per Right at any time prior to the earlier of the close of business on (i) the tenth business day (or such later day as may be determined by the Company’s Board of Directors) following the first date of public announcement by the Company that an Acquiring Person has become such (or if the date of such announcement shall have occurred prior to January 13, 2018, the close of business on the tenth business day following January 13, 2018) and (ii) the close of business on January 13, 2028.
The Company is not required to issue fractional shares of Preferred Stock upon the exercise of any Right or Rights evidenced hereby. In lieu thereof, a cash payment may be made, as provided in the Rights Agreement.
No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose to be the holder of shares of Preferred Stock, Common Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or other distributions on shares of any series or class of capital stock of the Company, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.
This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its seal.
Dated as of

ATTEST:                            ENTERPRISE BANCORP, INC.

______________________________                By     ______________________________
[Name]                                [Name]
[Title]                                [Title]

Countersigned:

COMPUTERSHARE TRUST COMPANY, N.A.

By     ___________________________________
Authorized Signature

[Form of Reverse Side of Rights Certificate]
FORM OF ASSIGNMENT
(To be executed by the registered holder if such
holder desires to transfer the Rights Certificate.)

FOR VALUE RECEIVED, hereby sells, assigns and transfers unto
______________________________________________________________________________________________________    (Please print name and address of transferee)

this Rights Certificate, together with all rights, title and interest therein, and does hereby irrevocably constitute and appoint Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated:     _____________________________________

_________________________________________
Signature

Medallion Signature Guaranteed:

Certificate
The undersigned hereby certifies by checking the appropriate boxes that:
(1) this Rights Certificate [ ] is [ ] is not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Person (as such terms are defined in the Rights Agreement); and
(2) after due inquiry and to the best knowledge of the undersigned, it [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of any such Person.

Dated:     _____________________________________

_________________________________________
Signature

Medallion Signature Guaranteed:

NOTICE
The signature to the foregoing Form of Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

FORM OF ELECTION TO PURCHASE
(To be executed by the registered holder if such holder desires to exercise Rights represented by the Rights Certificate.)
To: ENTERPRISE BANCORP, INC.
The undersigned hereby irrevocably elects to exercise Rights represented by this Rights Certificate to purchase the shares of Preferred Stock issuable upon the exercise of the Rights (or Common Stock or such other securities, cash or other property of the Company or of any other person that may be issuable or otherwise deliverable upon the exercise of the Rights) and requests that certificates for such shares be issued in the name of and delivered to:
Please insert social security
or other identifying number:

_____________________________________________________________________________________________(Please print name and address)

_____________________________________________________________________________________________

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:
Please insert social security
or other identifying number:
_____________________________________________________________________________________________(Please print name and address)

_____________________________________________________________________________________________

Dated:     _____________________________________

_________________________________________
Signature

Medallion Signature Guaranteed:

Certificate
The undersigned hereby certifies by checking the appropriate boxes that:
(1) the Rights evidenced by this Rights Certificate [ ] are [ ] are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement); and
(2) after due inquiry and to the best knowledge of the undersigned, it [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or became an Acquiring Person or an Affiliate or Associate of any such Person.

Dated:     _____________________________________

_________________________________________
Signature

Medallion Signature Guaranteed:

NOTICE

The signature to the foregoing Form of Election to Purchase and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.